Exhibit 99.2

China Wind Systems, Inc. Reports Strong Second Quarter 2008Results Friday August 15, 8:00 am ET

Gross profit increased 108.6% year-over-year; Net income rose 99.8% year-over-year

WUXI, Jiangsu, China, Aug. 15 /Xinhua-PRNewswire-FirstCall/ -- China Wind Systems, Inc. (OTC Bulletin Board: CWSI - News; "China Wind Systems" or the "Company"), supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China. With its newly finished state-of-the-art production facility, the Company plans to use the additional capacity to significantly increase its shipment of high-precision rolled rings and other essential components to the wind power and other industries. The Company today announced its financial results for the second quarter ended June 30, 2008.

Second Quarter 2008 Highlights and Recent Events

•	Net revenues increased 150.7% year-over-year to $11.2 million
•	Gross profit increased 108.6% year-over-year to $2.8 million
•	Net income increased to $1.4 million, or $0.02 per diluted share
•
Revenue from the forging of rolled rings for the wind power and other industries grew to $4.1 million. During the comparable quarter of 2007, the company was in the start-up phase of this business, generating revenue of $0.03 million.

•	Improved corporate governance with the addition of two independent directors
•	The Company was added to First Trust Global ISE Wind Energy Index Fund “FAN”
•	Began installation of equipment for its phase one expansion

"We are very pleased with the exceptional growth reflected in our second quarter results, particularly the increase in our wind-related revenue as we execute on our long-term strategy to seek to become a leading component supplier to the wind power industry in China. Net revenue generated from the forging of rolled rings for the wind power and other industries accounted for $4.1 million, or 36.5% of net revenues, during the quarter. In the first half of the year, revenue from the sale of forged rolled rings to the wind power industry accounted for $2.6 million, whereas one year ago we were in the start-up phase of this business," said Mr. Jianhua Wu, chairman and CEO of China Wind Systems. "Our new manufacturing facility is scheduled to come online in October 2008, and will allow us to manufacture essential wind-power components internally, including larger forged rolled rings, gear rims, flanges and shafts."

Second Quarter 2008 Results

Total net revenues for the second quarter of 2008 totaled $11.2 million, up 150.7% from $4.5 million in the three month period ended June 30, 2007. The increase in total revenue was attributable to increases from both segments: dyeing and finishing equipment and forged rolled rings and electric power equipment. Revenues from dyeing and finishing equipment increased 50.8% to $6.5 million from $4.3 million a year ago, attributable to continued strong sales of the Company's equipment to the textile industry. Revenues from the forged rolled ring and electric power equipment segment increased to $4.7 million due to strong demand from the wind power and other industries for the Company's forged rings. In the comparable quarter of 2007, the Company was in the start-phase of this segment and its revenue was nominal.

Gross profit for the second quarter of 2008 was $2.8 million, an increase of 108.6% from $1.3 million for the three months ended June 30, 2007. Gross margin was 24.7% for the second quarter of 2008, compared to 29.7% for the prior year period. Gross margin for the dyeing and finishing equipment segment was 25.9%, down from 31.45% a year ago due to higher raw material costs for steel and other metals used to manufacture dye machines. Gross margins from forged rolled rings and electrical power generating equipment was 23.1%. The Company had negative gross margins for the three months ended June 30, 2007, since sales of the forged rolled rings were nominal and the Company was in a start-up phase for all aspects of this segment.

Operating expenses were $0.7 million in the second quarter of 2008, compared to $0.3 million a year ago. This was due to higher selling, general and administrative expenses from increased professional fees associated with being a public company, and higher payroll and related benefits. Depreciation and amortization expenses also increased due to increases in equipment and the amortization of recently acquired land use rights.

Operating income for the second quarter of 2008 totaled $2.0 million, a 99.0% increase from $1.0 million for the same period of the prior year.

Net income for the second quarter of 2008 was $1.4 million, or $0.02 per diluted share, compared with $0.7 million, or $0.02 per diluted share, in the second quarter of 2007. Earnings per share were calculated using a diluted weighted share count of 65.7 million shares for the second quarter of 2008 and 36.6 million shares for the second quarter of 2007. The increase in weighted average shares includes the impact of the Company's Series A convertible preferred shares and warrants.

Six Months Results

For the first half of 2008, revenues increased to $19.6 million, up 128.5% from $8.6 million in the corresponding period of 2007. Gross profit increased 106.5% to $4.9 million in the first six months of 2008, versus $2.4 million in the same period one year ago. Gross margin was 25.2% in the first half of 2008 compared to 27.8% during the first half of 2007. Operating income in the first half of 2008 rose 83.9% to $3.5 million compared to $1.9 million in the first half of 2007. Net loss attributable to common shareholders was $2.7 million, or $0.07 per fully diluted share, compared to net income available to common shareholders of $1.3 million, or $0.04 per fully diluted share, in the first half of 2007. For the six months ended June 30, 2008, net loss attributable to common shareholders included a deemed preferred stock dividend of $2.9 million which had the effect of reducing our net income available to common stockholders. Non-GAAP adjusted net income available to common shareholders, which is computed by adding back the non-cash items related to the amortization of debt discount to interest expense and the deemed preferred dividend, was $2.4 million, or $0.06 per fully diluted share.

Financial Condition

As of June 30, 2008, the Company had cash and cash equivalents of $2.3 million and working capital of $5.8 million. Accounts receivable were $4.0 million. At June 30, 2008, the Company had $1.0 million in short-term loans payable and stockholders' equity of $29.5 million.

Business Outlook

China Wind Systems is in the process of installing the equipment related to its phase one expansion, including a ring-rolling mill and a 4,500-ton press to produce rolled rings up to 6.3 meters in diameter with cross sections measuring up to 700mm. Upon completion of the equipment installation, the Company expects to be capable of manufacturing forged products such as rolled rings, flanges and gear rims used in up to five megawatt (MW) wind turbine units, as well as shafts used in 1 MW to 3 MW wind turbine units. The designed annual capacity of the Company's phase one expansion is 40,000 tons of rolled rings, flanges, shafts and gear rims.

"We expect to produce prototypes of our forged products for potential wind power customers in September 2008 and hope to secure sizable contracts upon successful inspection and acceptance of our prototype products," said Mr. Wu. "Based on our 12 years of experience in manufacturing industrial equipment, we believe we have the technical expertise to meet the high-standards required by our potential customers. We are confident that we have the strategy in place to take advantage of the wind-power equipment market in China, which industry analysts expects to reach USD8.59 Billion in three years," concluded Mr. Wu.

Based on the Company's strong fundamentals, in 2008 China Wind Systems expects $40.0 million in revenues and $7.0 million in net income after a 25% tax rate, or $0.11 per share, based on 61.7 million weighted average diluted shares in 2008. The Company expects to produce 20,000 tons of forged products in 2009, generating up to $40 million in revenues from the sale of forged products.

Use of Non-GAAP Financial Measures

GAAP results for the six months ended June 30, 2008 include a one-time, non-cash interest expense related to the amortization of debt discount in the amount of $2.3 million, and a non-cash deemed preferred stock dividend in the amount of $2.9 million. Because these charges are non-cash charges which result from the nature of our private placement in November, the Company believes that the non-GAAP information is useful to supplement the Company's condensed consolidated financial statements. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Wind Systems, Inc.

China Wind Systems supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China. With its newly finished state-of-the-art production facility, the Company is expected soon to significantly increase its shipment of high- precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com . Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

-Financial Tables Follow-

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three		For the Six
	Months Ended		Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
NET REVENUES	$11,182,950	$4,459,972	$19,630,024	$8,589,182

COST OF SALES	8,419,505	3,135,450	14,692,331	6,197,569

GROSS PROFIT	2,763,445	1,324,522	4,937,693	2,391,613

OPERATING EXPENSES:
Depreciation and amortization	141,568	67,464	219,588	139,268
Selling, general and administrative	589,420	235,951	1,205,988	342,942
Total Operating Expenses	730,988	303,415	1,425,576	482,210

INCOME FROM OPERATIONS	2,032,457	1,021,107	3,512,117	1,909,403

OTHER INCOME (EXPENSE):
Interest income	4,011	180	9,644	281
Interest expense	(18,753)	(13,366)	(2,278,447)	(21,414)
Debt issuance costs	--	--	(21,429)	--
Total Other Income (Expense)	(14,742)	(13,186)	(2,290,232)	(21,133)

INCOME BEFORE INCOME TAXES	2,017,715	1,007,921	1,221,885	1,888,270

INCOME TAXES	606,531	301,670	1,060,562	600,254

NET INCOME	1,411,184	706,251	161,323	1,288,016

DEEMED PREFERRED DIVIDEND	--	--	(2,884,062)	--

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$1,411,184	$706,251	$(2,722,739)	$1,288,016

COMPREHENSIVE INCOME:
NET INCOME	$1,411,184	$706,251	$161,323	$1,288,016

OTHER COMPREHENSIVE INCOME:
Unrealized foreign currency translation	605,039	141,135	1,612,284	224,296

COMPREHENSIVE INCOME	$2,016,223	$847,386	$1,773,607	$1,512,312

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$0.04	$0.02	$(0.07)	$0.04
Diluted	$0.02	$0.02	$(0.07)	$0.04
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	38,036,208	36,577,704	37,760,355	36,577,704
Diluted	65,712,820	36,577,704	37,760,355	36,577,704

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,274,524	$5,025,434
Accounts receivable, net of allowance for doubtful accounts	4,037,060	2,158,412
Inventories, net of reserve for obsolete inventory	2,992,334	1,929,796
Advances to suppliers	332,707	938,331
Prepaid expenses and other	124,051	378,429
Total Current Assets	9,760,676	10,430,402

PROPERTY AND EQUIPMENT - Net	8,802,673	6,525,986

OTHER ASSETS:
Deposit on long-term assets - related party	5,993,550	10,863,706
Deposit on long-term assets	2,725,487	--
Intangible assets, net of accumulated amortization	6,127,043	502,634
Investment in cost method investee	--	34,181
Due from related parties	47,581	139,524
Total Assets	$33,457,010	$28,496,433

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Loans payable	$1,018,656	$820,333
Convertible debt, net of discount on debt	--	3,261,339
Accounts payable	1,841,809	1,845,769
Accrued expenses	191,201	198,542
VAT and service taxes payable	225,417	434,839
Advances from customers	83,226	77,357
Due to related party	--	98,541
Income taxes payable	617,448	508,407
Total Current Liabilities	3,977,757	7,245,127

STOCKHOLDERS' EQUITY:
Series A convertible preferred ($0.001par value; 60,000,000 shares authorized;14,028,189 and 0 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively)	14,028	--
Common stock ($0.001 par value;150,000,000 shares authorized;39,656,241 and 37,384,295 shares issued and outstanding at June 30,2008 and December 31, 2007,respectively)	39,657	37,385
Additional paid-in capital	12,810,998	3,488,896
Retained earnings	13,235,643	16,074,270
Statutory reserve	421,360	305,472
Other comprehensive gain - cumulative foreign currency translation adjustment	2,957,567	1,345,283
Total Stockholders' Equity	29,479,252	21,251,306
Total Liabilities and Stockholders'
Equity	$33,457,010	$28,496,433

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended
	June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$161,323	$1,288,016
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	389,684	299,451
Amortization of debt discount to interest expense	2,263,661	--
Amortization of debt offering costs	21,429	--
Increase in allowance for doubtful accounts	170,024	133,693
Increase in reserve for inventory obsolescence	--	71,853
Stock based compensation expense	75,000	--
Changes in assets and liabilities:
Accounts receivable	(1,860,346)	(1,706,864)
Inventories	(911,684)	580,971
Prepaid and other current assets	235,398	71,321
Advances to suppliers	647,106	(860,923)
Accounts payable	(137,507)	781,112
Accrued expenses	3,085	(6,938)
VAT and service taxes payable	(230,670)	461,352
Income taxes payable	74,150	603,112
Advances from customers	864	1,231,834

NET CASH PROVIDED BY OPERATING ACTIVITIES	901,517	2,947,990

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in due from related parties	98,058	(3,523,139)
Proceeds from sale of cost-method investee	35,348	--
Deposit on long-term assets - related party	(88,783)	--
Deposit on long-term assets	(2,648,096)	--
Purchase of property and equipment	(2,126,847)	(7,740)

NET CASH USED IN INVESTING ACTIVITIES	(4,730,320)	(3,530,879)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable	141,390	258,736
Proceeds from exercise of warrants	854,340	--
Payments on related party advances	(101,905)	--

NET CASH PROVIDED BY FINANCING ACTIVITIES	893,825	258,736
EFFECT OF EXCHANGE RATE ON CASH	184,068	6,182
NET DECREASE IN CASH	(2,750,910)	(317,971)
CASH - beginning of year	5,025,434	421,390
CASH - end of period	$2,274,524	$103,419

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$35,505	$21,414
Income taxes	$1,169,603	$--

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Deemed preferred dividend reflected in paid-in capital	$2,884,062	$--
Convertible debt converted to series A preferred stock	$5,525,000	$--
Deposit on long-term assets -related party reclassified to intangible assets	$5,500,030	$--
Series A preferred converted to common shares	$759	$--

CHINA WIND SYSTEMS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS AND DILUTED EPS

	For the Six Months ended June 30, 2006
	2008		2007
	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS

Adjusted Amount of Net Income available to Common Shareholders	$2,446,413	$0.06	8,016	4
Adjustment
Interest expenses related to amortization of conversion of convertible debt to common stock (1)	2,263,661	0.06	--	--
Amortization of debt issuance costs (2)	21,429	0.00
Deemed preferred dividend (3)	2,884,062	0.08
Amount per consolidated statement of operations	$(2,722,739)	$(0.07)	$1,288,016	$0.04

(1)	One-time, non-cash interest expenses related to amortization of debt discount to interest expense, Q1 2008
(2)	Amortization related to debt issuance
(3)
One-time non-cash deemed preferred dividend related to issuance of stock warrants upon conversion of convertible debt to series A preferred stock Weighted average diluted shares, 61,666,621 for six months ended June 30,2008 and 36,577,704 for six months ended June 30, 2007

For more information, please contact:

Company Contact:
Mr. Jay Wang
Senior Vice President, Finance
China Wind Systems, Inc.
Tel: +1-917-838-5277
Email: jay.wang@chinawindsystems.com
Web: http://www.chinawindsystems.com

Investor Relations Contact:
Mr. Crocker Coulson
President
CCG Investor Relations
Tel: +1-646-213-1915 (NY Office)
Email: crocker.coulson@ccgir.com
Web: http://www.ccgir.com